Exhibit 10.1

AMENDMENT TO THE LETTER AGREEMENT
BETWEEN TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA AND
REAL ESTATE RESEARCH CORPORATION

This Amendment (“Amendment”) to the Letter Agreement (“Agreement”) dated February 22, 2006 between the Real Estate Research Corporation, with its principal offices at 980 N. Michigan Avenue, Suite 1110, Chicago, Illinois 60611 (“RERC”) and Teachers Insurance and Annuity Association of America, a New York corporation, having its principal offices at 730 Third Avenue, New York, New York 10017-3206 (“Company”), acting on behalf of the TIAA Real Estate Account, is dated December 17, 2008 and shall be effective as of January 1, 2009.

STATEMENT OF PURPOSE

WHEREAS, RERC and the Company entered into an Agreement on February 22, 2006 for the purpose of RERC serving as the independent fiduciary for the TIAA Real Estate Account; and

WHEREAS, the Agreement provided for a three (3) year term commencing on March 1, 2006; and

WHEREAS, the parties have agreed to amend the Agreement to, among other things, extend the term for an additional three (3) year period, through February 29, 2012, and are entering into this Amendment to set forth their understanding with respect thereto; and

WHEREAS, the parties desire to amend the Agreement to reflect certain additional services performed or expected to be performed by RERC and modify the rates with respect thereto.

NOW THEREFORE, In consideration of the mutual promises and covenants contained herein, and for other valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.	Section 9.A. of the Agreement is hereby replaced in its entirety by inserting the following sentence in lieu of the current sentence in Section 9.A:

“The term of the Agreement shall become effective on January 1, 2009.”

2.	The first sentence of Section 9.B of the Agreement is hereby replaced in its entirety by inserting the following sentence:

“The Independent Fiduciary’s appointment shall commence on the date this Agreement becomes effective for a term extending through February 29, 2012, and shall be renewable by the Company, from time to time, and without limitation on the number of renewals, for additional three (3) year terms.”

3.	The following paragraph shall be added to Section 4.A. of the Agreement as a new Section 4.A.(9):

	“(9)	The Independent Fiduciary and management of the Company, acting on behalf of the Account, may agree to have more frequent communications than required under PTE 96-76 and under this Agreement to discuss the affairs of the Account, including but not limited to the economic conditions impacting the commercial real estate markets and valuations of the assets and liabilities in the Account and oversight with respect to the Account’s liquidity position from time to time.”

4.	Schedule 1 of the Agreement is hereby replaced in its entirety with the following language:

“The fee payable to RERC shall be a fixed fee of One Hundred Twenty-Five Thousand Dollars ($125,000) per calendar quarter (or Five Hundred Thousand Dollars ($500,000) per year), plus its reasonable out-of-pocket expenses. The fee shall be paid quarterly, as of the last business day of each calendar quarter, with the first payment due as of March 31, 2009. An additional fee shall be payable to RERC equal to Twenty-Five Thousand Dollars ($25,000) per calendar quarter in the event that the Company shall become obligated to purchase Liquidity Units in the Account, provided (i) such additional fee shall be payable so long as the Company holds any Liquidity Units, (ii) such additional fee shall be pro rated during any calendar quarter to the extent the Company does not hold Liquidity Units for the full quarter, and (iii) in the event the Company holds Liquidity Units in excess of the “Trigger Point” established by RERC, then the Company (on behalf of the Account) and RERC shall negotiate in good faith to determine any appropriate additional compensation payable to RERC in respect of RERC’s enhanced responsibilities after such point, subject at all times to the requirements and limitations set forth in PTE 96-76. Payments for the period January 1, 2012 through February 29, 2012 shall be pro rated based on the rates set forth in this paragraph.

Notwithstanding the foregoing, no further payment during any fiscal year shall be paid to RERC by the Company, the Account or any affiliates thereof if such payment, when aggregated with all other payments from the Company, the Account or its affiliates to RERC and its affiliates during such fiscal year, would exceed five percent (5%) of RERC’s annual gross income from all sources during RERC’s preceding fiscal year (the “5% Limit”). In addition to the covenants set forth in Section 5.B. of the Agreement, the parties hereto agree to work in good faith and cooperate reasonably in advance of any payment under this Agreement to ascertain whether the 5% Limit may be reached, including but not limited to RERC making its independent auditors available for consultation with the Company, upon reasonable request and with reasonable notice.”

Direct out-of-pocket expenses shall be reimbursed as incurred and shall be limited to reasonable travel-related expenses, including transportation, hotels, and meals incurred in the performance of RERC’s duties. RERC shall, however, bear the cost of all operating and administrative expenses relating to the performance of its obligations and duties under this Agreement.”

5.      The Agreement as modified by this Amendment (“Modified Agreement”) constitutes the entire agreement between the parties with respect to the subject matter hereof. Except as expressly set forth herein, all terms contained in the Agreement shall remain in full force and effect, unmodified and unamended. The Modified Agreement supersedes all prior and contemporaneous agreements between the parties in connection with the subject matter hereof. No officer, employee, servant or other agent of either party is authorized to make any representation, warranty or other promise not expressly contained herein with respect to the subject matter hereof. Capitalized terms used in this Amendment but not defined shall have the meanings ascribed to them in the Agreement.

6. This Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together in one agreement.

     The parties to this Amendment have caused it to be executed by their duly authorized officers effective as of the date and year referenced below.

	TEACHERS INSURANCE AND ANNUITY		REAL ESTATE RESEARCH CORPORATION
ASSOCIATION OF AMERICA, ON BEHALF OF
THE TIAA REAL ESTATE ACCOUNT

By:	/s/ Erwin Martins	By:	/s/ Kenneth P. Riggs, Jr.

Name:	Erwin Martins	Name:	/s/ Kenneth P. Riggs, Jr

Title:	Executive Vice President – Risk Management	Title:	President and Managing Principal